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                                                                EXHIBIT 10.4

                              EMPLOYMENT AGREEMENT
                                    BETWEEN
                           MIDCOM COMMUNICATIONS INC.
                                      AND
                               WILLIAM H. OBERLIN


     THIS EMPLOYMENT AGREEMENT (the "Agreement") is made effective the 24th day of May, 1996 (the "Effective Date") between MIDCOM COMMUNICATIONS INC., a Washington corporation (the "Company" or "Employer") and WILLIAM H. OBERLIN ("Oberlin" or "Employee").

                                    RECITALS

     A. The Company is desirous of retaining an experienced executive with telecommunications background.

     B. Oberlin has agreed to accept the positions and serve as the President and Chief Executive Officer of the Company.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the parties agree as follows:

     1. EMPLOYMENT. The Company hereby agrees to provide employment to Employee, and Employee agrees to be employed by the Company and to perform the services and fulfill the duties of Employee all in accordance with the terms and conditions of this Agreement.

     2. TERM. This Agreement shall commence on the Effective Date and shall terminate on May 31, 2001, subject to earlier termination as provided in Section
9. The fact that Employee is or may be a shareholder and/or director of the Company shall not entitle him to any rights to employment by the Company.

     3. DUTIES. Employee shall serve as the President and Chief Executive Officer of the Company, and shall faithfully and diligently perform such duties and exercise such powers as:

          (i) Are set forth in the description of duties of officers in the current Bylaws of the Company (which may be amended by the Company from time to time);

          (ii) Are customarily expected of the President and Chief Executive Officer of business organizations which are similar to the Company; and
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          (iii) May from time to time be properly assigned to him by the Board of Directors of the Company. At the request of the Board of Directors of the Company. Employee also shall serve as President and/or as a Director of any of the Company's subsidiaries and affiliates without additional compensation.

     4. EXTENT OF SERVICES. Employee shall devote his full working time, attention and skill to the duties and responsibilities set forth in Section 3. Employee may participate in other businesses as an investor, provided that:

          (i) Employee shall not actively participate in the operation or management of such businesses; provided, that this shall not prevent Employee from serving as a member of the board of directors of another corporation if the Board of Directors of the Company approves of his service in that position; and

          (ii) Employee shall not, without the prior approval of the Directors of the Company, make or maintain any investment in any entity with which the Company as a commercial relationship of any kind, including that of lessor, partner, investor, vendor, supplier, consultant or otherwise, or which is in competition with the Company; provided, that this shall not prevent Employee from investing in the securities of any publicly traded companies so long as such investments do not constitute more than five percent (5%) of the outstanding voting securities of any such company. The Company acknowledges that it shall not be a violation of this Agreement for Employee to invest in one or more dealers which has a commercial relationship with the Company, subject to compliance by Employee with the provisions of RCW 23B.08.700 through .730 (dealing with Employee's obligation to disclose conflicts of interest to qualified directors).

          (iii) Employee's activities and investments shall not be inconsistent with the Company's Policy on Conflicts of Interest.

     5. SALARY. In consideration for the performance of Employee's obligations under this Agreement. Employee shall be paid a salary of Twenty-Five Thousand Dollars ($25,000) per month, payable semi-monthly, during the term of this Agreement. Employee's salary shall be paid in installments in accordance with the Company's payroll policy for other employees. The Company shall review Employee's salary and other compensation on an annual basis, and may from time to time increase Employee's salary as it deems appropriate in its sole discretion. For the year 1996, the Company may,in the sole discretion of its Board of Directors, award bonuses to Employee based upon the performance of the Employee and/or the Company, or create other Bonuses or benefit programs for Employee. For each calendar year effective with the year starting January 1, 1997, based upon a business plan presented by Employee and approved by the Company's Board of Directors in its discretion, the Company may from time to time, award bonuses to Employee. Employee will present the business plan not later than thirty (30) days prior to the commencement of the applicable calendar year. The bonuses will be structured by the Board to provide Employee one hundred percent (100%) of his then-current base salary if the Company meets the targets set forth in the business plan, or a greater or lesser

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percentage of his base salary in proportion to the amount by which the Company exceeds or falls short of the targets set forth in the business plan. The Board of Directors of the Company will formulate and adopt a bonus plan for Employee on or before August 30, 1996 for the calendar year ending December 31, 1996.

     6. STOCK OPTIONS. As an incentive to Employee to use his best efforts to enhance the value of the Company, the Company has granted Employee stock options to purchase 1,214,724 shares of stock of the Company in accordance with that certain MIDCOM Communications Inc. 1993 Stock Option Plan, as amended and restated (the "Option Plan"), a copy of which is attached as Attachment A to this Agreement, including vesting at twenty percent (20%) on May 25, 1997 and 20% per year for each of the next four (4) years at the option price equal to the fair market value of the stock of $8 per share. The options are more particularly described in the Option Plan and in the Stock Option Agreement which shall be executed simultaneously with this Agreement, a form of which is attached as Attachment B to this Agreement. The increase in the number of shares authorized to be issued under the Option Plan is subject to the approval of the shareholders of the Company at its next annual meeting. On or after August 15, 1996, such options may be issued by the Company directly to, or transferred by Employee to, a family limited partnership entitled "Oberlin Family Limited Partnership II," at Employee's election.

     7. VACATION AND OTHER BENEFITS. Employee shall be entitled to four (4) weeks of paid vacation each year, in addition to the holidays observed by the Company for its employees in general. Vacation or holiday time that is not taken shall be carried into the next calendar year, or upon termination, unused vacation will be paid for in applicable salary. The Company shall also provide Employee, without cost to Employee, with medical, life, disability and group term life insurance benefits. Employee shall also be entitled to participate in Employer's 401(k) profit sharing plan pursuant to the terms of such plan attached hereto as Attachment C.

     8. RELOCATION EXPENSES. Employee shall be reimbursed by Employer for all reasonable relocation expenses in the event Employee relocates his domicile within one (1) year of the date of this Agreement. To the extent such reasonable relocation expenses exceed the amounts deductible as moving expenses, pursuant to the Internal Revenue Code of 1987 as amended, the balance of such reimbursements shall be paid as taxable compensation to Employee. Until such time as Employee relocates his domicile, Employer shall reimburse Employee and/or his spouse for all reasonable commuting expenses from his present domicile to the principal offices of Employer.

     9.   TERMINATION PRIOR TO THE END OF TERM.

          (a) The Company may terminate this Agreement for cause prior to the end of the term. The term "for cause" shall mean a termination based on a determination in good faith by the Board of Directors of the Company that Employee has committed an act of dishonesty related to his employment, obtained any benefit of money or other property in connection with his employment to which he was not entitled or engaged in any willful misconduct with respect to his duties or other obligations under this Agreement. In the event of any termination of this

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Agreement for cause, Employee shall be paid all compensation and benefits earned through the date of termination, but the Company shall not be obligated to provide any further compensation or benefits to him under this Agreement.

          (b) The Company may, at its option and at any time, terminate this Agreement prior to the end of the term without cause. In the event that the Company exercises this right, Employee shall be entitled to receive all compensation (including salary and bonus) and benefits earned through the date of termination, plus two years of "Severance," payable in twenty-four (24) equal monthly installments, without interest, commencing on the last day of the month following such termination. As used in this Agreement, a year of "Severance" means an amount equal to the sum of (1) Employee's then-current annualized salary, plus (2) either (i) Employee's average annual bonus for the fiscal years preceding the termination or (ii) if no bonus has been established for or paid to Employee during such years, then Employee's then-current annualized salary. In addition, the Company shall continue for a period of twenty-four (24) months following the date of termination to provide to Employee, without cost to Employee, the same medical, life, disability and group term life insurance benefits as would have been available to him had he remained employed by the Company, or, if Employee is not eligible to participate in such plans because he is no longer a full time employee of the Company, then the Company shall pay Employee a monthly amount equal to the per-employee premium payable by the Company for participants in the plan(s) for which Employee is ineligible. Should Employee's employment be terminated under this Paragraph 9(b), however, any vesting of stock options granted to Employee under Paragraph 6 of this Agreement shall continue for the shorter of twenty-four (24) months or the remaining term of the option following the date of termination, as if Employee had remained employed during such period.

          (c) This Agreement shall terminate in the event Employee dies, or is unable to perform his duties as a result of a physical or mental disability at any time during the term of this Agreement. In the event of a termination due to Employee's inability to perform his duties as a result of a physical or mental disability, Employee shall be paid all compensation and benefits earned through the date of such termination. For purposes of this Agreement, Employee shall be deemed to be disabled when each of the following conditions are met:

               (i) The Employee shall become physically or mentally incapable (excluding infrequent and temporary absences due to ordinary illnesses) of properly performing the services required of him by this Agreement;

               (ii) Employee's physical or mental incapacity shall exist or shall be reasonably expected to exist for more than ninety (90) days in the aggregate during any period of twelve (12) consecutive calendar months; and

               (iii) Such physical or mental incapacity is independently diagnosed by a qualified medical practitioner.

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In the event of termination due to the death of Employee, all compensation and benefits accrued through the date of Employee's death shall be paid to Employee's estate. In the event of Employee's death, any stock options granted under Section 6 will immediately vest effective on the date of Employee's death, but only to the extent such stock options would have vested if Employee's employment had continued for a period of two (2) additional years following the date of Employee's death. Employee's estate must exercise such stock options, pursuant to the terms of the Option Plan, within one (1) year following the date of Employee's death. If Employee's estate does not timely exercise the stock options, they will automatically expire without further action by the Company.

          (d) In the event of a "Change of Control Event" (as defined below), the Employee may, at his option, terminate this Agreement prior to the end of the term. The Employee must exercise this option by written notice delivered to the Company within one hundred eighty (180) days of the Change of Control Event. In the event Employee does not exercise such option to terminate within such one hundred eighty (180) day period, this Agreement shall remain in full force and effect subject to the same conditions for the balance of its term. Employee shall be entitled to the same Severance, stock option vesting and other benefits described in paragraph 9(b) in the event Employee makes the election provided for in this paragraph 9(d). For purposes of this paragraph 9(d), a "Change of Control Event" means (1) an event or series of events by which any Person or other entity or group (as such term is used in Section 13(d) and Section 14(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") of persons or other entities acting in concert as a partnership or other group (a "Group of Persons") (other than persons who are, or groups of persons entirely made up of, (i) management personnel or directors of the Company or (ii) any affiliates or any such management personnel or directors) shall, as a result of a tender or exchange offer or offers, an open market purchase or purchases, a privately negotiated purchase or purchases or otherwise, become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act, except that a Person shall be deemed to have a "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of forty percent (40%) or more of the combined voting power of the then outstanding voting stock of the Company; (2) the Company consolidates with, or merges with or into, another Person, or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into the Company, in any such event pursuant to a transaction in which the outstanding voting stock of the Company is converted into or exchanged for cash, securities or other Property; (3) during any consecutive two-year period, individuals who at the beginning period constituted the Board of the Company (together with any new directors whose appointment by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of 66-2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of the Company then in office; or (4) any liquidation or dissolution of the Company.

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          (e)  The parties may, by mutual agreement set forth in writing, terminate this Agreement ("Termination by Mutual Agreement"). A Termination by Mutual Agreement shall be deemed to apply in the event (i) Employee recommends to the Board of Directors of the Company that the Company relocate its headquarters to a location which is closer to Employee's personal residence,
(ii) Employee provides reasonable projections to the Board of Directors which demonstrate that the Company will experience financial benefits from such relocation (taking into account the expenses of such relocation), and (iii) the Board of Directors votes against Employee's recommendation to relocate or declines to vote such recommendation within ninety (90) days following the first Board meeting at which Employee presents such recommendation in writing, then Employee may, at his option, terminate this Agreement prior to the end of its term. Employee must exercise this option by written notice delivered to the Company within ninety (90) days of the vote of the Board of Directors, or, if the Board takes no action on such recommendation, within one hundred eighty
(180) days following the first Board meeting at which Employee presented such recommendation in writing. In the event Employee does not exercise such option to terminate within the applicable time period, this Agreement shall remain in full force and effect subject to the same conditions for the balance of its term. In the case of any Termination by Mutual Agreement, Employee shall be entitled to one year of Severance, payable in twelve (12) equal monthly installments. In addition, the Company shall continue for a period of twelve
(12) months following the date of termination to provide the Employee, without cost to Employee, the same medical, life, disability and group term life insurance benefits as would have been available to him had he remained employed by the Company, or, if Employee is not eligible to participate in such plans because he is no longer a full time employee of the Company, then the Company shall pay Employee a monthly amount equal to the per-employee premium payable by the Company for participants in the Plan(s) for which Employee is ineligible. Upon a Termination by Mutual Agreement, any vesting of stock granted to Employee under paragraph 6 of this Agreement shall continue for the shorter of twelve
(12) months following the date of termination or the remaining term of the option, as if Employee had remained employed during such period.

     10. INDEMNIFICATION. The Company shall defend, indemnify and hold Employee harmless from any and all liabilities, obligations, claims or expenses which arise in connection with or as a result of Employee's service as an officer or employee (or director if Employee is elected and serves as a director) of the Company and/or any of its subsidiaries to the fullest extent allowed by law; provided, that the Company shall not be obligated to defend, indemnify or hold Employee harmless from any liabilities, obligations, claims or expenses which result from Employee having committed an act of dishonesty, obtained any benefit of money or other property to which he was not entitled or engaged in any wilful misconduct.

     11.  NON-INTERFERENCE AND CONFIDENTIALITY.

          (a) During the term of this Agreement, Employee shall comply with his fiduciary obligations as an officer of the Company and the restrictions contained in Section 4.

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          (b)  During the term of this Agreement, Employee shall not, directly or indirectly, as a director, officer, employee, owner, partner, agent, consultant, lessor, creditor or otherwise, for any person, firm or entity whose business is the same as or similar to the business engaged in by the Company at any time during the term of this Agreement: (1) solicit from any person or entity that was a customer of the Company during the term of this Agreement, any business of a type or nature similar to the Company's business with such customer; (2) solicit or attempt to persuade any person or entity that was a customer of the Company during the term of this Agreement to terminate or rescind its business and contractual relationship with the Company; (3) solicit for employment any employee of the Company who at the time of such solicitation is employed in an executive or management capacity, or attempt to persuade or entice any such employee to terminate his or her employment with the Company; or
(4) employ any person who was employed by the Company in an executive or management capacity during the term of this Agreement; provided, however, that the contact or solicitation of any MIDCOM customer by a subsequent employer of Employee which was not originated or suggested by Employee to his subsequent employer shall not be deemed to be a breach of this Section 12(b). The provisions of this Section 12(b) shall continue for a period of six (6) months following the expiration or earlier termination of this Agreement, unless Employee's employment is terminated by the Company under Section 9(b) or by Employee under Section 9(d) or 9(e), in which event Employee shall be released from the restrictions set forth in clauses 12(b)(3) and 12(b)(4) upon the effective date of such termination.

          (c) Employee shall not, during his employment hereunder or at any time thereafter, use for his own purposes or disclose to any other person or entity any "Confidential Information" concerning the Company, its affiliates or any other business operations, except as may be consistent with his duties hereunder or as may be required by order of a court of competent jurisdiction. "Confidential Information" means any information, formula, pattern, compilation, program, device, method, technique, customer list or process concerning the Company or its business or customers: (i) that derives independent economic value, actual or potential, from not being generally known to, or not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; or (ii) the disclosure of which would be harmful to the interests of the Company.

          (d) Employee agrees that the provisions of this Section are reasonable. However, if any court of competent jurisdiction determines that any provision within this Section is unreasonable in any respect, the parties intend that this Section shall be enforced to the fullest extent allowable by such court.

     12. NOTICES. All notices or other communications required or permitted by this Agreement shall be in writing and shall be sufficiently given if sent by certified mail, postage prepaid, addressed as follows:

          If to Employee, to:          William H. Oberlin
                                       257 Chestnut Circle
                                       Bloomfield Hills, MI 48304



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          If to the Company:            MIDCOM Communications Inc.
                                        Attention: Legal Department
                                        1600 MIDCOM Tower
                                        1111 Third Avenue
                                        Seattle, WA 98101

     Any such notice or communication shall be deemed to have been given as of the date mailed. Any address may be changed by giving written notice of such change in the manner provided herein for giving notice.

     13. WAIVER OF BREACH. The waiver by a party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

     14. ASSIGNMENT. Neither party may assign its rights or delegate its duties hereunder without the prior written consent of the other party.

     15. ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties with regard to the subject matter of this Agreement and may only be changed by written agreement signed by both parties. Any and all prior discussions, negotiations, commitments and understandings related thereto are merged herein.

     16. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the respective parties, and their legal representatives, successors, permitted assigns and heirs.

     17. LAW. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Washington, without giving effect to principles and provisions thereof relating to conflict or choice of laws and irrespective of the fact that any one of the parties is now or may become a resident of a different state.

     18. VALIDITY. In case any term of this Agreement shall be invalid, illegal, or unenforceable, in whole or in part, the validity of any of the other terms of this Agreement shall not in any way be affected thereby.

"COMPANY"                               "EMPLOYEE"
MIDCOM COMMUNICATIONS INC.              WILLIAM H. OBERLIN


                                        /s/ William H. Oberlin
BY:  /s/ Paul H. Pfleger                -----------------------
     -------------------
     Paul H. Pfleger
ITS: Chairman, Board of Directors


Attachment A: Stock Option Plan
Attachment B: Stock Option Agreement
Attachment C: 401(k) Plan

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